Ex-99.B.4.65

                               Form of Endorsement

                    Aetna Life Insurance and Annuity Company

                                   Endorsement

The Contract and, if applicable, the Certificate are endorsed as follows.

For an Individual Account established with a single Contribution, the Withdrawal Charge shown on Contract Schedule I does not apply; it is replaced with the following.

Withdrawal Charge (see 8.04)

For each withdrawal from an Individual Account, we may deduct a withdrawal charge. This charge is a percentage of the amount withdrawn. The withdrawal charge for an Individual Account established with a single Contribution is:

[Number of Years Since Individual Account
Established]                                         Withdrawal Charge
------------                                         -----------------

[Fewer than 5 years                                           5%
5 or more, but fewer than 6 years                             4%
6 or more, but fewer than 7 years                             3%
7 or more, but fewer than 8 years                             3%
8 or more, but fewer than 9 years                             1%
9 or more years                                               0%]

The withdrawal charge will never exceed [8-1/2%] of total Contributions, or the maximum permitted by National Association of Securities Dealers, Inc. (NASD) rules.

Endorsed and made part of the Contract and, if applicable, on the Contract Effective Date.


                           /s/ Thomas J. McInerney
                               -------------------
                               Thomas J. McInerney
                               President, Aetna Life Insurance and
                               Annuity Company

E-MMLSWC(99)